UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2007

TECHNOLOGY RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Florida	0-13763	59-2095002
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

5250-140th Avenue North, Clearwater, Florida	33760
(Address of principal executive officers)	(Zip Code)

Registrant's telephone number, including area code: (727) 535-0572

Item 4.02: Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

    On March 29, 2007, the Board of Directors of Technology Research Corporation (“TRC”or the “Company”) concluded, based upon the recommendations of management, that TRC had triggered additional U.S. taxable income and an income tax liability of approximately $1.2 million (including interest) under the provisions of Sections 951 and 956 of the Internal Revenue Code due to borrowings under the Company’s line of credit during the fiscal years ended March 31, 2005 and 2006.  As a result, the income tax expense and income tax liabilities included in the Company’s financial statements for these periods were incorrect and the financial statements contained in the Company’s Annual Reports on Form 10-K for the years ended March 31, 2005 and 2006 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004, June 30, 2005, September 30, 2005, December 31, 2005, June 30, 2006, September 30, 2006, and December 31, 2006 should no longer be relied upon.

    TRC is required to comply with the newly issued accounting standard, FASB Interpretation No. 48 (“FIN 48”) entitled Accounting for Uncertainty in Income Taxes commencing in the quarter ended June 30, 2007.  In connection with its implementation of FIN 48, during March 2007, TRC’s management evaluated a potential income tax matter arising under its Amended Revolving Credit Agreement that had been jointly entered into by TRC and its wholly-owned subsidiary, TRC Honduras SA de C.V. (“TRC Honduras”), with its lender.  The Company evaluated whether under Sections 951 and 956 of the Internal Revenue Code using the assets of the Honduran subsidiary as collateral for the Company’s borrowings beginning with the quarter ended December 31, 2004 through March 31, 2006 could result in U.S. taxable income and income tax expense.

    In late March 2007 TRC’s management consulted with two independent international tax consultants to determine whether an income tax liability had been triggered inadvertently under the provisions of Sections 951 and 956 of the Internal Revenue Code.  As a result of this review, on March 29, 2007, the Board of Directors of TRC concurred with management's recommendation that TRC’s income tax treatment was incorrect and that the financial statements for years ended March 31, 2005 and March 31, 2006 and certain of its interim, unaudited consolidated financial statements were in error, should be restated and should no longer be relied upon.  Management estimates that a total of approximately $1.2 million in additional income tax and related interest will be recorded over the affected periods.

    Management is assessing the effect of the restatement on the Company’s internal control over financial reporting relating to its accounting for income taxes.  TRC’s management expects that it will conclude that the errors leading to these restatements constitute material weaknesses in its internal control over financial reporting related to the accounting for income taxes for the years ended March 31, 2005 and 2006.  The Company will take steps to remediate these weaknesses as soon as practicable.  A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

    The Company intends to file as soon as practicable restated financial statements for fiscal years ended March 31, 2006 and 2005.  In addition, the Company intends to file restated quarterly financial data for each of the quarters from December 31, 2004 through December 31, 2006.  The Company will also file amended income tax returns for the years ended March 31, 2005 and March 31, 2006 to report the additional income and pay the additional income taxes and interest due.

    The Company’s management, its Board of Directors and Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K, pursuant to this Item 4.02(a), with KPMG LLP, the Company’s independent registered public accountant’s firm.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. 99.1	Description Press release issued April 4, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNOLOGY RESEARCH CORPORATION

Date: April 4, 2007	By: /s/ Barry H. Black
Name: Barry H. Black
Title: VP of Finance CFO